Exhibit (a)(1)(A)

Schnitzer Steel Industries, Inc.

Offer To Exchange Outstanding Options
To Purchase Class A Common Stock Granted On July 25, 2006
For Restricted Stock Units

October 10, 2006

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., U.S. PACIFIC TIME, ON NOVEMBER 6, 2006, UNLESS WE EXTEND THE OFFER TO EXCHANGE

Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company,” “SSI,” “we” or “us”), is offering to exchange any outstanding options to purchase Class A common stock of the Company (“Common Stock”) granted on July 25, 2006 pursuant to the Company’s 1993 Stock Incentive Plan (the “Stock Plan”). Such options are referred to herein as “Eligible Options,” and such offer is referred to as the “Offer to Exchange.”

You are eligible to participate in the Offer to Exchange if you hold an Eligible Option and are an Eligible Employee. “Eligible Employee” means any employee of the Company or any of its subsidiaries as of the Commencement Date who remains continuously employed through the Expiration Date. The “Commencement Date” means October 10, 2006, or such other date we first provide our Eligible Employees the opportunity to participate in the Offer to Exchange. The “Expiration Date” means the time that the Offer to Exchange will expire, which is currently anticipated to be 5:00 p.m., U.S. Pacific Time, on November 6, 2006, unless we extend the Offer to Exchange to a later date.

Pursuant to the Offer to Exchange, we are offering our Eligible Employees the opportunity to tender to the Company any Eligible Options in exchange for Restricted Stock Units (“RSUs”). An RSU is a contractual right to receive shares of Common Stock in the future, provided that the vesting conditions of the RSU are satisfied. If you elect to participate in the Offer to Exchange and if we accept the Eligible Option tendered by you, that Eligible Option will be cancelled and exchanged for RSUs based on an exchange ratio of 2.0. In other words, the number of RSUs you will be granted will be equal to the whole number of shares of Common Stock underlying your cancelled Eligible Option divided by 2.0 (rounded down to the nearest whole share).

If you have questions regarding the Offer to Exchange, please consult the Summary Term Sheet beginning on page ii and the Questions and Answers beginning on page Q&A-1. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION

If you decide to participate in the Offer to Exchange, you must fax or hand deliver to Richard Josephson a completed, signed and dated election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date (currently November 6, 2006). A copy of the election form has been provided to you together with the Offer to Exchange. If you require an additional copy of the election form, or would like any other assistance with this form, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com. Election forms submitted via fax must be sent to fax number (503) 471-4417; Attention: Richard Josephson. Election forms submitted via hand delivery must be delivered to and received by Richard Josephson.

The method of delivery is at your sole election and risk, and your completed, signed election form must be received by Richard Josephson no later than 5:00 p.m., U.S. Pacific Time, on the Expiration Date. There will be no exceptions. Delivery will be deemed made only when received by us in accordance with the above-noted instructions. If we do not receive a properly completed and duly signed election form from you before 5:00 p.m., U.S. Pacific Time, on the Expiration Date, we will not accept your Eligible Option for exchange, and we will not grant any RSUs to you.

There are certain risks associated with the Offer to Exchange that you should be aware of and that are discussed in Section 15 of the Offer to Exchange. You should carefully read and consider these risks before making your decision whether and to what extent you participate in the Offer to Exchange. We recognize that the decision to participate in the Offer to Exchange is an individual one that should be based on a variety of factors. You should consult your personal investment and tax advisors if you have questions about your financial or tax situation.

Neither we, our Board of Directors nor the Compensation Committee of our Board of Directors makes any recommendation as to whether you should tender your Eligible Option pursuant to the Offer to Exchange, nor have we authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Option pursuant to the Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with the Offer to Exchange other than the information and representations contained in this document and the Schedule TO filed by the Company with the SEC. If anyone makes any recommendation or representation to you or gives you any information pertaining to the Offer to Exchange, you should not rely upon that recommendation, representation or information as having been authorized by us.

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Offer to Exchange. We urge you to read carefully the remainder of the Offer to Exchange (including each of the Schedules attached hereto), the Questions and Answers and the Tender Offer Statement filed by us with the SEC in connection with the Offer to Exchange, including any amendments thereto (“Schedule TO”), because the information in this summary is not intended to be complete, and additional important information is contained in the remainder of the Offer to Exchange, the Schedules attached hereto, the Questions and Answers and the Schedule TO. To the extent possible, we have included cross-references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

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Offer to Exchange. We are offering our Eligible Employees the one-time opportunity to surrender any outstanding options to purchase Common Stock granted on July 25, 2006 pursuant to the Stock Plan in exchange for a number of RSUs based on an exchange ratio of 2.0 shares of Common Stock underlying your Eligible Option for one RSU. In other words, the number of RSUs an Eligible Employee will be granted will be equal to the number of shares of Common Stock underlying his or her cancelled Eligible Option divided by 2.0. (See Section 1 of the Offer to Exchange.)

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Voluntary Participation; Exchange. Your participation in the Offer to Exchange is completely voluntary. However, Eligible Options must be exchanged in whole and cannot be exchanged in part. (See Section 1 of the Offer to Exchange.)

•	Restricted Stock Units.

Number of RSUs. If you elect to participate in the Offer to Exchange, we will issue you RSUs in exchange for the cancellation of your Eligible Option. The number of RSUs that you receive will be equal to the number of shares of Common Stock underlying your cancelled Eligible Option divided by 2.0. Fractional RSUs will not be issued. If you would have been entitled to a fraction of an RSU, such fraction shall be rounded up or down to the nearest whole share. (See Section 1 of the Offer to Exchange.)

Vesting. Subject to conditions including continued employment with us, the RSUs will vest on an annual basis in equal annual installments over five years commencing on June 1, 2006. (See Section 7 of the Offer to Exchange.) This is the same vesting schedule applicable to your Eligible Option. As soon as practicable after the date on which shares of Common Stock subject to an RSU vest, the Company will issue, free from any further vesting restrictions, uncertificated shares of Common Stock in book entry form (after withholding a portion of the shares to satisfy tax withholding requirements, unless the Company has notified you in writing that you have been given the option of satisfying, and you have in fact satisfied, such withholding requirements in cash, all as described in Section 11 of the Offer to Exchange).

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Dividend Equivalents. In the event that the Company pays cash dividends on the Common Stock after RSUs have been issued to you, the Company will accrue and pay to you on the vesting of the RSUs an amount in cash equal to the dividends that would have been paid on the Common Stock underlying the RSUs. No interest will be paid by the Company on accrued amounts.

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Certain Differences between Options and RSUs. A significant difference between your Eligible Option and the RSUs is that to acquire Common Stock upon exercise of your Eligible Option you must pay the exercise price whereas with an RSU, Common Stock would, upon vesting of the RSU, be issued to you without the payment of any exercise or purchase price. Accordingly, subject to the satisfaction of the vesting provisions, an RSU will have value even if the market price for the Common Stock declines. Once vested, RSUs provide greater certainty of a return than stock options, but the return on the RSUs could be more or less than you might have received if you had not exchanged your Eligible Option. The Eligible Option and the RSUs also have significantly different tax consequences. (See Section 11 of the Offer to Exchange.)

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Information Regarding our Common Stock; Risks. Shares of our Common Stock are quoted on The NASDAQ Global Select Market under the symbol “SCHN.” On October 6, 2006, the closing price of our Common Stock as reported on The NASDAQ Global Select Market was $31.49 per share. We recommend that, in addition to reviewing all of the materials included with the Offer to Exchange, you obtain current market quotations for our Common Stock before deciding whether to elect to tender your Eligible Option for exchange. If you accept the Offer to Exchange and the price of our Common Stock increases above the exercise price of your Eligible Option during the term of your Eligible Option, the value of the RSUs you receive by participating in the Offer to Exchange may be less than the value of the Common Stock you would have received upon the exercise of your Eligible Option. All participation in the Offer to Exchange is at your own risk. (See Sections 6 and 15 of the Offer to Exchange.)

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Timing. We will commence the Offer to Exchange on the Commencement Date. The Expiration Date of the Offer to Exchange is currently November 6, 2006, but we may extend the Offer to Exchange to a later date. Surrendered Eligible Options will be cancelled the first day following the Expiration Date, and the RSUs will be granted concurrently with the cancellation of the Eligible Options. (See Section 1 of the Offer to Exchange.)

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Eligibility. All of our employees holding Eligible Options are eligible to participate in the Offer to Exchange. The Offer to Exchange is not available to individuals that are no longer employed by us for any reason as of the Expiration Date.

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Election. To make your election to accept the Offer to Exchange, you must submit a completed, executed election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date in accordance with the procedures described in the Offer to Exchange. You may change or withdraw your election form at any time prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date by following similar procedures. Election forms received after 5:00 p.m., U.S. Pacific Time, on the Expiration Date will not be considered timely and any Eligible Option tendered for exchange therein will not be accepted. (See Sections 3 and 4 of the Offer to Exchange.)

•	Conditions of the Offer to Exchange. The Offer to Exchange is subject to a number of conditions. If any of the conditions to which the Offer to Exchange is subject occurs, we may terminate or amend the Offer to Exchange, or we may postpone or forego our acceptance of any Eligible Options for exchange. Nevertheless, it is our current intention to accept all Eligible Options that are properly submitted for exchange and have not been subsequently properly withdrawn. (See Section 5 of the Offer to Exchange.)

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Material U.S. Federal Income Tax Consequences. (See Section 11 of the Offer to Exchange.) You should not recognize any U.S. federal income tax by electing to tender your Eligible Option for exchange pursuant to the Offer to Exchange or when you receive the RSUs. However, you generally will recognize taxable income when shares of Common Stock are transferred to you upon vesting of the RSUs. The amount of ordinary income you recognize will equal the fair market value of the shares of Common Stock at the time the shares are transferred to you. The taxable income you recognize will be subject to applicable income and employment tax withholding and reporting. To satisfy the required withholding amount, the Company will withhold from you the number of shares of Common Stock having a value equal to the required withholding amount, unless the Company has notified you in writing that you have been given the option of paying, and you have in fact paid, such amount in cash. Upon the sale or other disposition of shares of Common Stock transferred to you pursuant to an RSU, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the Common Stock after it was transferred to you, in an amount equal to the difference between the amount you receive in the sale or disposition and the amount recognized as compensation income with respect to the transfer of the Common Stock to you as described above.

In contrast to the tax consequences associated with RSUs, you would recognize no income from your Eligible Option until the Eligible Option is exercised. When the Eligible Option is exercised, you would recognize ordinary compensation income in the amount by which the fair market value of the shares subject to the Eligible Option at the time of exercise exceeds the exercise price. The taxable income you recognize will be subject to applicable income and employment tax withholding and reporting. Upon the sale or other disposition of the Common Stock acquired upon exercise of your Eligible Option, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the Common Stock after exercising your Eligible Option, in an amount equal to the difference between the amount you receive in the sale or disposition and the fair market value of the shares at the time of exercise of the Eligible Option.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer to Exchange in any way. We will notify you if we amend or terminate the Offer to Exchange. We may be required to extend the Offer to Exchange in the event we materially change the terms of the Offer to Exchange. (See Section 12 of the Offer to Exchange.)

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Termination of Employment. If your employment with us or any of our subsidiaries terminates prior to the Expiration Date, you will not be eligible to participate in the Offer to Exchange. Unless a written employment agreement specifies otherwise, you are an “at will” employee, and nothing in the Offer to

Exchange confers on you any right to continue any employment relationship with the Company, nor shall the Offer to Exchange affect in any way the Company’s right to terminate any such employment relationship. (See Section 7 of the Offer to Exchange.)

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QUESTIONS AND ANSWERS

The references to Section numbers in these Questions and Answers are to Section numbers in the portion of the document entitled the “Offer to Exchange” immediately following these Questions and Answers.

1.	What is the Offer to Exchange?

The Offer to Exchange is a voluntary program permitting Eligible Employees to cancel outstanding options to purchase Common Stock granted on July 25, 2006 pursuant to the Stock Plan and exchange them for a number of RSUs. Your participation in the Offer to Exchange is completely voluntary; you may either keep your current Eligible Option at its current exercise price or tender for cancellation your Eligible Option in exchange for RSUs. The RSUs will be granted on November 7, 2006, or a later date if we extend the Expiration Date of the Offer to Exchange. You will receive RSUs based on an exchange ratio of 2.0, such that the number of RSUs that you receive will be equal to the number of shares of Common Stock underlying your cancelled Eligible Option divided by 2.0.

2.	Are there differences between RSUs and my Eligible Option?

Yes. RSUs represent an obligation of the Company to issue shares of Common Stock on a future date. When RSUs vest, you will receive shares of our Common Stock on a one-for-one basis. To acquire Common Stock upon exercise of your Eligible Option, you must pay the exercise price. With an RSU, however, Common Stock would, upon vesting of the RSU, be issued to you without the payment of any exercise or purchase price. Accordingly, subject to the satisfaction of the vesting provisions, an RSU will have value even if the market price for the Common Stock declines. Once vested, RSUs provide greater certainty of a return than stock options, but the return on the RSUs could be more or less than you might have received if you had not exchanged your Eligible Option. The Eligible Option and the RSUs also have significantly different tax consequences. (See Sections 1, 7, 11 and 15 of the Offer to Exchange.) In the event that the Company pays cash dividends on the Common Stock after RSUs have been issued to you, the Company will accrue and pay to you on the vesting of the RSUs an amount in cash equal to the dividends that would have been paid on the Common Stock underlying the RSUs.

3.	Why is the Offer to Exchange being conducted?

We are conducting the Offer to Exchange because we want to give you the opportunity to select the form of equity compensation (i.e., nonstatutory stock option or restricted stock units) that best serves your individual compensation and tax objectives. (See Questions 29 and 30 and Section 2 of the Offer to Exchange.)

4.	What options may I exchange as part of the Offer to Exchange?

Any option granted on July 25, 2006 under the Stock Plan that is outstanding on the Expiration Date of the Offer to Exchange, which is currently expected to be November 6, 2006, will be eligible for exchange. Eligible Options do not need to be vested in order to be exchanged pursuant to the Offer to Exchange. (See Sections 1 and 7 of the Offer to Exchange.)

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5.	What options must I exchange as part of the Offer to Exchange?

Participation in the Offer to Exchange is completely voluntary and at your discretion. You do not have to exchange any options as part of the Offer to Exchange.

6.	How was the exchange ratio of 2.0 determined?

In determining the exchange ratio, we attempted to make the RSUs the functional equivalent of the Eligible Options. We computed the fair value of the Eligible Options on the grant date of July 25, 2006 using a Black-Scholes option pricing model. We then computed the number of RSUs for which Eligible Options may be surrendered by dividing the fair value of the Eligible Options on the grant date of July 25, 2006 by the closing market price of the Common Stock on July 25, 2006.

7.	Are there conditions to the Offer to Exchange?

Yes. The Offer to Exchange is subject to a number of conditions, including the conditions described in Section 5 of the Offer to Exchange, which you should read carefully. However, the Offer to Exchange is not conditioned on a minimum number of option holders accepting the Offer to Exchange or a minimum number of options being exchanged. (See Section 5 of the Offer to Exchange.)

8.	Are there any eligibility requirements that I must satisfy in order to receive the RSUs?

Yes. You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must hold Eligible Options. If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options, and any election you may have made will not be accepted by us.

9.	Are all employees eligible to participate in the Offer to Exchange?

All employees holding Eligible Options are eligible to participate, subject to the eligibility requirements described in Answer 8 above.

10.	Will I be eligible to receive future option grants if I exchange my Eligible Options?

Regardless of whether you exchange your Eligible Option, you will be eligible to receive future option grants in accordance with our standard policies. Please note, however, that participation in the Offer to Exchange will not entitle you to receive any future options grants, nor to any continued employment relationship with the Company.

11.	How should I decide whether or not to participate in the Offer to Exchange?

We understand that deciding whether or not to participate in the Offer to Exchange may be challenging. The Offer to Exchange carries considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of financial markets, our own stock price and our business as well as your evaluation of the tax considerations. Please note that neither the Company nor any of its officers or directors are able to advise you as to whether or not you should participate in the Offer to Exchange, and all participation is at your own risk.

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12.	How does the Offer to Exchange work?

On or before the Expiration Date, you may decide to tender for exchange your Eligible Option for RSUs. The number of RSUs you will be granted will be equal to the number of shares of Common Stock underlying your cancelled Eligible Option divided by 2.0.

13.	If I elect to tender for exchange my Eligible Option, do I have to exchange the Eligible Option in whole or can I just exchange part of the Eligible Option?

If you elect to exchange an Eligible Option, you must exchange such Eligible Option in whole. The Company will not accept the exchange of Eligible Options in part. (See Section 1 of the Offer to Exchange.)

14.	How and when will I receive my RSUs?

You will be granted your RSUs the first day following the Expiration Date, which is currently scheduled to be November 6, 2006. Your RSUs will be evidenced by and subject to the terms and conditions of a Restricted Stock Unit Award Agreement. (See Schedule B of the Offer to Exchange.)

15.	How will my RSUs vest and what does it mean for an RSU to vest?

To say that an RSU is partially or entirely vested means that part or all of the RSU is no longer subject to forfeiture to the Company. Subject to conditions such as your continued employment with us, your RSUs will vest on an annual basis in equal annual installments over the five years commencing on June 1, 2006, with the first 20% of your RSUs vesting on June 1, 2007. Any RSUs that have not vested before termination of your employment (other than a termination on account of death, total disability or retirement, as defined in the Restricted Stock Unit Award Agreement) will be automatically forfeited. (See Section 7 of the Offer to Exchange.)

16.	When may I sell the shares of Common Stock issued pursuant to an RSU?

You may sell the shares of Common Stock issued pursuant to an RSU upon vesting in accordance with the Company’s stock trading policy, which is available on our website (www.schnitzersteel.com) or the Company’s intranet.

17.	How long will the Offer to Exchange remain open?

Presently, the Offer to Exchange is scheduled to remain open until 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is currently expected to be November 6, 2006. We currently have no plans to extend the term of the Offer to Exchange beyond November 6, 2006. (See Sections 3 and 12 of the Offer to Exchange.)

18.	If the Offer to Exchange is extended, how does the extension impact the date on which my RSUs will be granted?

If we extend the Offer to Exchange, the RSUs will be granted the day following the new Expiration Date. (See Section 12 of the Offer to Exchange.)

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19.	Where can I find a description of my Eligible Option that may be tendered for exchange in the Offer to Exchange?

A description of the Eligible Option you currently hold has been included in the election form sent to you along with other materials regarding the Offer to Exchange. If you did not receive such a form, or if you require a new copy, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com.

20.	What is the deadline to elect to participate in the Offer to Exchange?

You must submit your election form to Richard Josephson via facsimile or hand delivery by 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is expected to be November 6, 2006. Election forms received after 5:00 p.m., U.S. Pacific Time, on the Expiration Date will not be considered timely, and any Eligible Options tendered for exchange thereafter will not be accepted. Although we do not currently intend to do so, we may extend the term of the Offer to Exchange at any time as we deem necessary or appropriate in our sole discretion. (See Sections 3 and 12 of the Offer to Exchange.)

21.	Can I change my election? If so, how often?

Yes. You may change your election as often as you wish at any time before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. To change your election, you must submit to us a new completed, signed and dated election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date in the same manner as described in Answer 20 above.

The last form we receive from you prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date will be considered your final election with respect to the Offer to Exchange.

22.	Can I withdraw my election? If so, how?

Yes. If you elect to tender your Eligible Option for exchange and subsequently decide you do not want to participate in the Offer to Exchange, you can withdraw your election at any time before 5:00 p.m., U.S. Pacific Time, on the Expiration Date.

To withdraw your election, you must fax or hand deliver a completed, signed and dated withdrawal form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. A copy of the withdrawal form has been provided to you together with the Offer to Exchange. If you require an additional copy of the withdrawal form, or would like any other assistance with this form, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com. Withdrawal forms must be submitted in the same manner as election forms as described in Answer 20 above.

23.	What will happen if I do not turn in my election form by the deadline?

If you do not properly submit an election form prior to the deadline, you cannot participate in the Offer to Exchange. There will be no exceptions. Election forms received after 5:00 p.m., U.S. Pacific Time, on the Expiration Date will not be considered timely, and any Eligible Options tendered for exchange therein will not be accepted.

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24.	Will I receive confirmation that my exchanged Eligible Options have been cancelled?

Yes. For purposes of the Offer to Exchange, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and not subsequently properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such Eligible Options. This notice may be made at our discretion by press release, interoffice memorandum, e-mail or another method of communication. We must provide this notice by December 5, 2006 or you will be allowed to withdraw your election to tender your Eligible Option. Subject to our rights to extend, terminate and amend the Offer to Exchange, we currently expect that we will accept all properly tendered Eligible Options that are not validly withdrawn. You do not need to return your stock option agreement for your Eligible Option to us in order to participate in the Offer to Exchange. That agreement will be automatically cancelled if we accept your Eligible Option for exchange and your Restricted Stock Unit Award Agreement is executed.

25.	What if I do not participate in the Offer to Exchange?

The Offer to Exchange is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer to Exchange. In the event that you do not participate, your Eligible Option will remain in effect in accordance with its terms.

26.	Other than RSUs, will I receive any other payment or consideration for my participation in the Offer to Exchange?

No.  The only consideration that you will receive for your participation in the Offer to Exchange are the RSUs for which your Eligible Option will be exchanged, subject to the terms of the Offer to Exchange.

27.	Where do I go if I have additional questions about the Offer to Exchange?

If you have additional questions about the Offer to Exchange, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com.

28.	What do I need to do to exchange my Eligible Option?

If you decide to participate in the Offer to Exchange, you must fax or hand deliver to Richard Josephson a completed, signed and dated election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date (currently November 6, 2006). A copy of the election form has been provided to you together with the Offer to Exchange. If you require an additional copy of the election form, or would like any other assistance with this form, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com. Election forms submitted via fax must be sent to fax number (503) 471-4417; Attention: Richard Josephson. Election forms submitted via hand delivery must be delivered to and received by Richard Josephson by 5:00 p.m., U.S. Pacific Time, on the Expiration Date.

The method of delivery is at your sole election and risk, and your completed, signed election form must be received by the Company no later than 5:00 p.m., U.S. Pacific Time, on the Expiration Date. There will be no exceptions. Delivery will be deemed made only when received by us in accordance with the above-noted instructions. If we do not receive a properly

Q&A-5

completed and duly signed election form from you before 5:00 p.m., U.S. Pacific Time, on the Expiration Date, we will not accept your Eligible Option for exchange, and we will not grant any RSUs to you.

Your Eligible Option will be automatically cancelled if, and only if, we accept your Eligible Option for exchange, provided that such Eligible Option is properly and timely exchanged and is not subsequently properly withdrawn. We currently expect that all Eligible Options that are properly and timely tendered for exchange and that have not been subsequently properly withdrawn will be accepted for exchange.

We may reject any Eligible Option if we determine that the election form is not properly and timely completed or to the extent that we determine that it would be unlawful to accept the Eligible Options.

The following Questions 29 and 30 relate only to persons subject to U.S. federal income taxes and do not cover any state, local or non-U.S. tax consequences.

29.	Will I have to pay taxes if I exchange my Eligible Option in the Offer to Exchange?

We believe that the exchange of Eligible Options for RSUs will be treated as a non-taxable exchange and that you will not be required to recognize income for U.S. federal income tax purposes at the time of your receipt of RSUs. However, you will recognize taxable income when shares of Common Stock are transferred to you upon vesting of the RSUs equal to the fair market value of the shares of Common Stock at the time the shares are transferred to you. You will also recognize income when the Company pays to you on the vesting of the RSUs an amount in cash equal to any dividends that would have been paid on the Common Stock underlying the RSUs. The taxable income you recognize will be subject to applicable income and employment tax withholding and reporting. To satisfy the required withholding amount, the Company will withhold from you the number of shares of Common Stock having a value equal to the required withholding amount, unless the Company has notified you in writing that you have been given the option of paying, and you have in fact paid, such amount in cash. Upon the sale or other disposition of shares of Common Stock transferred to you pursuant to an RSU, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the Common Stock after it was transferred to you, in an amount equal to the difference between the amount you receive in the sale or disposition and the amount recognized as compensation income with respect to the transfer of the Common Stock to you as described above. For personalized tax advice, you should contact your own tax advisor. (See Section 11 of the Offer to Exchange.)

30.	Do RSUs have different tax consequences than the tax consequences associated with my Eligible Option?

Yes. The tax consequences associated with RSUs are described in Question 29. In contrast, you would recognize no income from your Eligible Option until the Eligible Option is exercised. Also, because no dividends accrue on Common Stock underlying unexercised options, you would recognize no income on account of dividends related to Eligible Options. When the Eligible Option is exercised, you would recognize ordinary compensation income in the amount by which the fair market value of the shares subject to the Eligible Option at the time of exercise exceeds the exercise price, and the Company would be required to withhold applicable income and employment taxes. Upon the sale or other disposition of shares acquired upon exercise of your

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Eligible Option, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the stock after exercising your Eligible Option, in an amount equal to the difference, if any, between (i) the amount received upon sale or disposition and (ii) the fair market value of the shares on the date of the exercise of the Eligible Option.

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THE OFFER TO EXCHANGE

1.  Number of RSUs; Expiration Date.

We are offering our Eligible Employees the opportunity to tender to the Company for exchange all outstanding options to purchase Common Stock granted on July 25, 2006 pursuant to the Stock Plan. We will commence the Offer to Exchange on the Commencement Date. As of October 2, 2006, there were 313,625 shares of Common Stock underlying all outstanding Eligible Options. If we receive and accept elections to exchange all Eligible Options as of October 2, 2006 held by Eligible Employees, we expect to grant RSUs in exchange for Eligible Options representing an aggregate total of 156,780 shares of our Common Stock.

You may elect to tender your Eligible Option for exchange, and your decision to tender or not is entirely voluntary. However, if you elect to exchange an Eligible Option, you must exchange such Eligible Option in whole. The Company will not accept for exchange any Eligible Options in part.

The Offer to Exchange is subject to the terms and conditions described in the Offer to Exchange (including Schedules A and B hereto) and the Questions and Answers. We will only accept Eligible Options that are properly tendered for exchange and not subsequently properly withdrawn in accordance with Section 4 of the Offer to Exchange before the Expiration Date.

The Offer to Exchange is not available to individuals that are no longer employed by us for any reason as of the Expiration Date.

If accepted by the Company, Eligible Options tendered for exchange will be cancelled the day following the Expiration Date, and RSUs will be granted concurrently with the cancellation of Eligible Options in accordance with an exchange ratio of 2.0. The shares of Common Stock underlying all Eligible Options that are cancelled in connection with the Offer to Exchange will automatically become available for issuance pursuant to the terms of the Stock Plan.

The number of RSUs to be granted upon exchange of an Eligible Option will be calculated by dividing the number of shares of Common Stock underlying the Eligible Option by 2.0. RSUs will not be issued in fractions. In the event you would have been entitled to receive a fraction of an RSU, such fraction will be rounded down to the nearest whole share.

The Expiration Date of the Offer to Exchange is 5:00 p.m., U.S. Pacific Time, on November 6, 2006. However, we reserve the right to extend the terms of the Offer to Exchange as we deem necessary or appropriate in our sole discretion. If we extend the Offer to Exchange, the Expiration Date will refer to the latest time and date at which the Offer to Exchange expires. (See Section 12 of the Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer to Exchange.)

2.  Purpose of the Offer to Exchange; Plans and Proposals.

We are conducting the Offer to Exchange because we want to give you the opportunity to select the form of equity compensation (i.e., nonstatutory stock option or restricted stock units) that best serves your individual compensation and tax objectives. We recognize that the decision to accept the Offer to Exchange is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our committee charters), including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, Nasdaq’s corporate governance rules and other existing or future laws or regulations regarding corporate governance or other issues.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:

(a)  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)  any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c)  any material change in our present dividend policy, or our indebtedness or capitalization;

(d)  any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e)  any other material change in our corporate structure or business;

(f)  our common stock’s not being authorized for listing on a national securities exchange;

(g)  our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)  the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Stock Plan; or

(j)  any change in our Articles of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of the Company by any person.

Neither we, our Board of Directors nor the Compensation Committee of our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option for RSUs, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option for RSUs.

3.  Procedures.

Making your election. If you decide to participate in the Offer to Exchange, you must fax or hand deliver to Richard Josephson a completed, signed and dated election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date (currently November 6, 2006). A copy of the election form has been provided to you together with the Offer to Exchange. If you require an additional copy of the election form or would like any other assistance with this form, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com. Election forms submitted via fax must be sent to fax number (503) 471-4417; Attention: Richard Josephson. Election forms submitted via hand delivery must be delivered to Richard Josephson.

The method of delivery is at your sole election and risk, and your completed, signed election form must be received by Richard Josephson no later than 5:00 p.m., U.S. Pacific Time, on the Expiration Date. There will be no exceptions. Delivery will be deemed made only when received by us in accordance with the above-noted instructions. If we do not receive a properly completed and duly signed election form from you before 5:00 p.m., U.S. Pacific Time, on the Expiration Date, we will not accept your Eligible Option for exchange, and we will not grant any RSUs to you.

You do not need to return your stock option agreement for your Eligible Option to us in order to participate in the Offer to Exchange. That agreement will be automatically cancelled if we accept your Eligible Option for exchange.

Determination of Validity; Rejection of Eligible Option. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of election forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election form or otherwise in the exchange of any Eligible Options, and no one will be liable for any failure to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all election forms or Eligible Options that are tendered for exchange to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept such Eligible Options. Your Eligible Option will be automatically cancelled if, and only if, we accept your Eligible Option for exchange, provided that such Eligible Option is properly and timely exchanged and is not subsequently properly withdrawn. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been subsequently properly withdrawn will be accepted for exchange.

Waiver of defects. We may waive any of the conditions of the Offer to Exchange or any defect or irregularity in any election form with respect to any particular Eligible Option or any particular option holder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Option or waived by us.

Only our acceptance constitutes an agreement. If you elect to exchange your Eligible Option according to the procedures described above, you will have accepted the Offer to Exchange. However, only our acceptance of Eligible Options that are properly tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of the Offer to Exchange.

4.  Change in Election; Withdrawal.

You may only change or withdraw your election at any time before 5:00 p.m., U.S. Pacific Time, on the Expiration Date by following the procedures described in this Section 4.

Change in election. To change your election, you must submit to Richard Josephson a new completed, signed and dated election form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date, in accordance with the instructions set forth in Section 3 above.

Withdrawal. If you elected to tender your Eligible Option for exchange and subsequently decide you do not want to participate in the Offer to Exchange, you can withdraw your election at any time before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. To withdraw your election, you must fax or hand deliver to Richard Josephson a completed, signed and dated withdrawal form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. A copy of the withdrawal form has been provided to you together with the Offer to Exchange. If you require an additional copy of the withdrawal form, or would like any other assistance with this form, please contact Richard Josephson, Vice President, General Counsel and Secretary, via telephone at (503) 224-9900 or via e-mail at rjosephson@schn.com. Withdrawal forms must be submitted in the same manner as election forms, in accordance with the instructions set forth in Section 3 above.

The last form we receive from you prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date will be considered your final decision with respect to the Offer to Exchange. The delivery of election forms and withdrawal forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when received by us.

5.  Conditions of the Offer to Exchange.

We will not be required to accept an Eligible Option that you tender for exchange, and we may terminate or amend the Offer to Exchange, at any time before the Expiration Date, if we determine that any of the following events has occurred and, in our judgment, such event makes it inadvisable for us to proceed with the Offer to Exchange:

•	any change or changes in the applicable accounting rules that cause the Offer to Exchange to subject us to adverse accounting treatment.

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our judgment, would or might directly or indirectly:

o	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the RSUs or otherwise restrict or prohibit completion of the Offer to Exchange;

o	delay or restrict our ability, or render us unable, to accept the Eligible Options tendered for exchange or to issue RSUs for some or all of the exchanged Eligible Options;

o	materially impair the benefits we expect to receive from the Offer to Exchange (see Section 2 of the Offer to Exchange); or

o	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

o
any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

o
any person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

o
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 related to acquiring us or any of our assets or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer to Exchange are for our benefit. We may assert any of these conditions in our discretion before the Expiration Date, and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer to Exchange.

Our failure to exercise any of these rights is not a waiver of any of these rights. Likewise, a waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 5 will be final and binding upon all Eligible Employees.

6.  Price Range of Common Stock.

The Eligible Options to be exchanged pursuant to the Offer to Exchange are not publicly traded. However, upon exercise of an Eligible Option, the option holder will become an owner of our Common Stock. Our Common Stock is publicly traded on The NASDAQ Global Select Market under the symbol “SCHN.” The following table sets forth the range of high and low sale prices for our Common Stock for the periods indicated, as reported on The NASDAQ Global Select Market.

Fiscal Year or Transition Period	Quarter Ended or Ending	High	Low
2007	November 30, 2006 (through October 9, 2006)	$34.09	$30.05
2006	August 31, 2006	$38.69	$30.50
	May 31, 2006	$44.00	$30.05
	February 28, 2006	$35.49	$29.43
	November 30, 2005	$35.15	$28.60
2005	August 31, 2005	$30.38	$21.00
	May 31, 2005	$41.24	$21.72
	February 28, 2005	$41.33	$30.06
	November 30, 2004	$38.37	$26.51

As of October 6, 2006, the last reported sale price of our Common Stock, as reported by The NASDAQ Global Select Market, was $31.49 per share. The cash dividends paid per share on our Common Stock for each of the periods indicated above were $0.017.

Aside from the details provided in the Offer to Exchange, we cannot predict with much certainty the precise effects of the Offer to Exchange on our capitalization. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to tender your Eligible Option for exchange.

7.  Terms of RSUs.

In General. RSUs represent an obligation of the Company to issue shares of Common Stock on a future date. When RSUs vest, you will receive shares of our Common Stock on a one-for-one basis. You will have (i) no rights as a shareholder until the RSUs are vested and shares of Common Stock are issued to you and (ii) no right to vote shares represented by the RSUs.

Vesting. Subject to conditions such as continued employment with us, the RSUs will vest on an annual basis in equal annual installments over five years commencing on June 1, 2006. Any RSUs that have not vested before termination of employment (other than a termination on account of death, total disability or retirement, as defined in the Restricted Stock Unit Award Agreement) will be automatically forfeited to the Company.

Dividend Equivalents. In the event that the Company pays cash dividends on the Common Stock after RSUs have been issued to you, the Company will accrue and pay to you on the vesting of the RSUs an amount in cash equal to the dividends that would have been paid on the Common Stock underlying the RSUs. No interest will be paid by the Company on accrued amounts.

Other Terms and Conditions. All RSUs will be issued under the Stock Plan. Other terms and conditions of the RSUs will be set forth in an agreement to be entered into as of the grant date by and between each recipient of RSUs and us, the form of which is attached to this Offer to Exchange. (See Schedule B attached hereto.)

U.S. Federal Tax Consequences. Section 11 of the Offer to Exchange contains a discussion of the U.S. federal income tax consequences of the RSUs and the Eligible Options, as well as the consequences of accepting or rejecting the Offer to Exchange.

Termination of employment. If your employment with us or any of our subsidiaries terminates prior to the Expiration Date, you will not be eligible to participate in the Offer to Exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the Expiration Date, an Eligible Option you tendered for exchange prior to such termination will automatically be withdrawn from the Offer to Exchange and will not be accepted for exchange. We will return such an Eligible Option to you, and you may exercise such an Eligible Option in accordance with its terms (to the extent it is vested), but you will not receive any RSUs.

Unless a written employment agreement with us specifies otherwise, you are an “at will” employee, and nothing in the Offer to Exchange confers on you any right to continue any employment relationship with the Company, nor shall the Offer to Exchange affect in any way the Company’s right to terminate any such employment relationship.

Registration of Common Stock underlying the RSUs. All shares of Common Stock issuable upon the vesting of RSUs have been registered under the Securities Act of 1933, as amended (“Securities Act”), on a Registration Statement on Form S-8 filed with the SEC. Accordingly, such shares will be generally freely tradable upon vesting in accordance with the Company’s insider trading policy.

8.  Interests of Directors and Executive Officers; Transactions and Arrangements Involving the Eligible Options.

A list of our directors and executive officers is attached to the Offer to Exchange as Schedule A. No non-employee members of our Board of Directors hold any Eligible Options.

As of October 2, 2006, our directors and executive officers (19 persons) as a group held options (whether Eligible Options or not) to purchase a total of 576,974 shares of our Common Stock. This covered approximately 60.7% of the shares of Common Stock subject to all of our outstanding options on that date. The following table sets forth the beneficial ownership of options held by each of our executive officers as of October 2, 2006.

Name	Number of Shares of Common Stock Covered by Outstanding Options	Number of Shares of Common Stock Covered by Eligible Options	Percentage of Total Eligible Options Outstanding
John D. Carter	182,037	68,017	38.2%
Gregory J. Witherspoon	23,275	12,999	7.3%
Tamara Adler Lundgren	77,760	52,600	29.5%
Gary Schnitzer	125,320	10,580	5.9%
Jeffrey Dyck	18,692	1,900	1.1%
Donald Hamaker	30,399	15,719	8.8%
Thomas D. Klauer, Jr.	8,892	6,046	3.4%
Richard C. Josephson	19,196	9,069	5.1%
Vicki A. Piersall	16,063	1,350	.7%

None of the Eligible Options have been exercised during the past 60 days. Neither we, nor, to the best of our knowledge, any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days. In addition, neither we nor, to our knowledge, any of our executive officers are, except with respect to arrangements under the Stock Plan and the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001, a party to any agreement, arrangement or understanding with respect to any of our securities.

9.  Accounting Consequences of the Offer to Exchange; Status of Options Exchanged in the Offer to Exchange.

If the Eligible Options subject to the Offer to Exchange are tendered, we will be required to determine the incremental value resulting from the exchange. The incremental value represents the grant-date fair value of the RSUs issued pursuant to the Offer to Exchange less the fair value of the tendered Eligible Options immediately prior to the exchange. Assuming all of the Eligible Options subject to the Offer to Exchange are tendered and based on the closing price of our Common Stock as reported on The NASDAQ Global Select Market on October 6, 2006, there would be no significant incremental value resulting from the exchange. The incremental value will be amortized to stock compensation expense over the five-year vesting period of the RSUs. In addition, the remaining unrecognized portion of the grant-date fair value of the tendered Eligible Options upon the exchange will be recognized as stock-based compensation expense over the five-year vesting period of the RSUs.

If Eligible Options are not tendered, then we will continue to recognize stock-based compensation expense for such Eligible Options as the Eligible Options vest based on their grant-date fair value.

10.  Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Offer to Exchange, or of any approval or other action by any government or regulatory authority or agency that is required for the exchange of the Eligible Options as described in the Offer to Exchange. If any other approval or action should be required, we presently intend to seek such approval or take such action. The pursuit of any such approval or action could require us to delay the acceptance of any Eligible Option that you tender for exchange, and we cannot assure you that we would be able to obtain or complete any such approval or action. Our obligation under the Offer to Exchange to accept Eligible Options tendered for exchange and to issue RSUs is further subject to additional conditions, including the conditions described in Section 5. If we are prohibited by applicable laws or regulations from granting RSUs or are required to obtain a license or regulatory permit or make any other filing before granting RSUs, we will not grant RSUs unless we obtain the necessary license or make the requisite filing.

11.  Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options pursuant to the Offer to Exchange. This discussion applies to option holders who are residents of the United States for U.S federal income tax purposes and to option holders which are otherwise subject to U.S. tax law (e.g., because they are U.S. citizens) and is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder. Before accepting the Offer to Exchange, we recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer to Exchange.

We believe that the exchange of Eligible Options for RSUs will be treated as a non-taxable exchange. Thus, if you exchange your Eligible Option, you should not recognize taxable income for U.S. federal income tax purposes when you receive the RSUs. However, you generally will recognize taxable income when shares of Common Stock are transferred to you upon vesting of the RSUs. The amount of ordinary income you recognize will equal the fair market value of the shares of Common Stock at the time the shares are transferred to you. You will also recognize income when the Company pays to you on the vesting of the RSUs an amount in cash equal to any dividends that would have been paid on the Common Stock underlying the RSUs. The taxable income you recognize will be subject to applicable income and employment tax withholding and reporting. To satisfy the required withholding amount, the Company will withhold from you the number of shares of Common Stock having a value equal to the required withholding amount, unless the Company has notified you in writing that you have been given the option of paying, and you have in fact paid, such amount in cash. Depending on your personal tax situation, you may owe taxes on the vesting of RSUs above and beyond the amounts withheld. Upon the sale or other disposition of shares of Common Stock transferred to you pursuant to an RSU, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the Common Stock after it was transferred to you, in an amount equal to the difference between the amount you receive in the sale or disposition and the amount recognized as compensation income with respect to the transfer of the Common Stock to you as described above.

In contrast to the tax consequences associated with RSUs, you would recognize no income from your Eligible Option until the Eligible Option is exercised. Also, because no dividends accrue on Common Stock underlying unexercised options, you would recognize no income on account of dividends related to Eligible Options. When the Eligible Option is exercised, you would recognize ordinary compensation income in the amount by which the fair market value of the shares subject to the Eligible Option at the time of exercise exceeds the exercise price. The taxable income you recognize will be subject to applicable income and employment tax withholding and reporting. Upon the sale or other disposition of the Common Stock acquired upon exercise of your Eligible Option, you generally would recognize short-term or long-term capital gain or loss, depending on the length of time you held the Common Stock after exercising your Eligible Option, in an amount equal to the difference between the amount you receive in the sale or disposition and the fair market value of the shares at the time of exercise of the Eligible Option.

To ensure compliance with Internal Revenue Service Circular 230, holders of Eligible Options are hereby notified that: (i) this discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under federal tax law; (ii) this discussion was written to support the promotion or marketing (within the meaning of IRS Circular 230) of the Offer to Exchange; and (iii) each participant should seek advice based on his or her particular circumstances from an independent tax adviser.

12.  Extension of the Offer to Exchange; Termination; Amendment.

We may at any time, and from time to time, extend the period of time during which the Offer to Exchange is open, and thereby delay accepting any Eligible Option tendered for exchange by announcing the extension or giving oral or written notice of the extension to the Eligible Employees. If we extend the term of the Offer to Exchange, RSUs issued in exchange for tendered Eligible Options will be granted the first day following the extended Expiration Date.

Prior to the Expiration Date, we may postpone the time at which we actually accept and cancel any Eligible Options tendered for exchange, or we may terminate or amend the Offer to Exchange, only if any of the conditions specified in Section 5 of the Offer to Exchange occur. In order to postpone the time at which we accept and cancel the Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate the Offer to Exchange.

As long as we comply with any applicable laws, we may amend the Offer to Exchange in any way, including decreasing or increasing the consideration offered in the Offer to Exchange to Eligible Employees or by decreasing or increasing the number of Eligible Options that may be exchanged or surrendered in the Offer to Exchange.

We may amend the Offer to Exchange at any time by announcing an amendment. If we extend the length of time during which the Offer to Exchange is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer to Exchange will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

If we materially change the terms of the Offer to Exchange or the information about the Offer to Exchange, or if we waive a material condition of the Offer to Exchange, we may extend the term of the Offer to Exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer to Exchange must remain open following material changes in the terms of the Offer to Exchange or information about the Offer to Exchange, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

13.  Fees and Expenses.

We have not employed or retained any broker, dealer or other person to make solicitations or recommendations to holders of Eligible Options in connection with the exchange of such Eligible Options pursuant to the Offer to Exchange, nor will we compensate any person for making such solicitations or recommendations.

14.  Information About Us.

General. We were organized in 1946 as an Oregon corporation. Today, our operations are concentrated in key West Coast, Northeastern seaboard and Southeastern U.S. population centers, where multi-modal freight options provide smooth access to markets and materials.

Our principal office is located at 3200 N.W. Yeon Ave., P.O. Box 10047, Portland, OR 97296-0047. Our Internet address is www.schnitzersteel.com. You may obtain through our Internet website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and Proxy Statements on Schedule 14A, including any amendments to those reports or other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You can also obtain these reports directly from the SEC at their website www.sec.gov or you may visit the SEC in person at the SEC’s Public Reference Room at Station Place, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will also provide a copy of our most recent annual report on Form 10-K upon any written request by an Eligible Employee.

Additional Financial Information. The Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange incorporates the following financial information about SSI:

•
the audited financial statements for the fiscal years ended August 31, 2005 and 2004 included in our Annual Report to our shareholders for the fiscal year ended August 31, 2005 under “Item 8: Financial Statements and Supplemental Data”; and

•
the unaudited balance sheets, comparative year-to-date statements of operations and related income per share data, statements of cash flows, and comprehensive income included in our amended Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 under “Part I: Financial Information.”

Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

Ratio of Earnings to Fixed Charges

	Nine Months Ended May 31,		Years Ended August 31,
	2006	2005	2005	2004
	(unaudited)		(audited)
Ratio of earnings to fixed charges	35.53	151.28	151.11	43.99

The ratio of earnings to fixed charges is calculated by dividing (a) earnings before taxes and fixed charges by (b) fixed charges.

Our book value per share as of May 31, 2006 was $22.14. Book value per share is computed by dividing shareholders’ equity by the number of shares of our Common Stock outstanding at May 31, 2006.

15.  Risks of Participating in the Offer to Exchange.

Participating in the Offer to Exchange involves a number of potential risks, including those described below. The discussion below highlights some of the risks and is not exhaustive. Eligible Employees should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors before deciding whether to participate in the Offer to Exchange.

 If the price of our Common Stock increases above the $34.73 option exercise price, your cancelled Eligible Option might be worth more than the RSUs you receive in exchange for it.

It is possible that, at some point in the future, your tendered Eligible Option would have been economically more valuable than the RSUs granted pursuant to this Offer to Exchange. For example, if you elect to participate in the Offer to Exchange and the price of our Common Stock increases above the $34.73 option exercise price, your cancelled Eligible Option might be worth more than the RSUs you receive in exchange for it. The Company can give no assurance that over time the value of our RSUs will be equal to or greater than the value you might have been able to realize upon exercise of the Eligible Option you tender in the Offer to Exchange.

The value attributed to your Eligible Option was determined using an option pricing model. Other option pricing models, or assumptions different from those used to value your Eligible Option, might result in a different attributed value.

The value of your Eligible Option was determined using an option pricing model, which is commonly used for valuing stock options. The option pricing model used various assumptions in determining the value of stock options including expected life, volatility, the risk-free rate and the dividend yield. Option valuation is not an exact science. Although the option pricing model we used is a standard and accepted model for valuing options, there are other option pricing models in use. If we had used a different option pricing model, the value attributed to your Eligible Option might have been different and might have resulted in your being entitled to receive a larger number of RSUs.

In addition, the utilization of different assumptions in the option pricing model we used can produce significantly different results for the value of an option. Experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions used in order to value your Eligible Option may not be the same as those that might have been used by others and, therefore, the valuation of your Eligible Option may not be consistent with that obtained using other assumptions.

The tax consequences relating to Eligible Options and RSUs are significantly different.

See Section 11 of this Offer to Exchange.

If we are acquired by or merge with another company, your cancelled Eligible Option might be worth more than the RSUs that you receive in exchange for it.

The Company from time to time considers strategic opportunities, including potential acquisitions of assets, products or complementary businesses, as well as licensing transactions and strategic collaborations. A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of such a transaction, Eligible Employees who elect to participate in the Offer to Exchange might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from any such transaction. This could result in a greater financial benefit for those Eligible Employees who did not participate in the Offer to Exchange and retained their Eligible Options.

Business Risks.

In addition to those risks discussed in the Offer to Exchange, information concerning “Factors That Could Affect Future Results” included in our amended Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2006 is incorporated herein by reference. Additional risk and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed and the trading price of our Common Stock could decline.

16.  Additional Information.

With respect to the Offer to Exchange, we have filed a Schedule TO with the SEC, of which the Offer to Exchange is a part. The Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your Eligible Option for exchange.

We also recommend that you review the following materials that we have filed with the SEC, all of which are incorporated herein by reference, before making a decision regarding whether or not to exchange your Eligible Option:

•	our amended Quarterly Reports on Form 10-Q for the quarters ended November 30, 2005, February 28, 2006 and May 31, 2006;

•	our amended Annual Report on Form 10-K for the year ended August 31, 2005;

•	our Definitive Proxy Statements on Schedule 14A filed with the SEC on December 27, 2005 and May 22, 2006; and

•
the description of our common stock contained in our Registration Statement on Form 8-A under Section 12 of the Exchange Act, effective November 12, 1993, and any amendment or report updating the description.

You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

We will also provide without charge to each Eligible Employee, upon such Eligible Employee’s written or oral request, a copy of the Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: Schnitzer Steel Industries, Inc., 3200 N.W. Yeon Ave., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard Josephson, Vice President, General Counsel and Secretary; or by telephoning us at (503) 224-9900 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer to Exchange, you should rely on the statements made in the most recent document.

The information about us contained in the Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.  Forward-Looking Statements; Miscellaneous.

The Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to statements made in connection with the Offer to Exchange. These forward-looking statements involve risks and uncertainties, including those described in our amended Quarterly Report on Form 10-Q for the quarter ended May 31, 2006. We encourage you to review the risk factors contained in our amended Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 before you decide whether to participate in the Offer to Exchange.

If at any time we become aware of any jurisdiction where the making of the Offer to Exchange violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer to Exchange will not be made to, nor will exchanges be accepted from or on behalf of, the Eligible Employees residing in that jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Option pursuant to the Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with the Offer to Exchange other than the information and representations contained in this document and the Schedule TO. If anyone makes any recommendation or representation to you or gives you any information pertaining to the Offer to Exchange, you should not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

The names of our directors and executive officers, and their ages and titles as of October 2, 2006, are set forth in the following table:

Name	Age	Title
Robert S. Ball	65	Director
John D. Carter	60	President, Chief Executive Officer and Director
Jill Schnitzer Edelson	42	Director
William A. Furman	62	Director
Judith A. Johansen	48	Director
Scott Lewis	47	Director
Kenneth M. Novack	60	Chairman and Director
Mark L. Palmquist	49	Director
Jean S. Reynolds	57	Director
Ralph R. Shaw	68	Director
William D. Larsson	61	Director
Gregory J. Witherspoon	60	Vice President and Chief Financial Officer
Tamara Adler Lundgren	49	Executive Vice President, Strategy & Investments
Gary Schnitzer	64	Executive Vice President
Jeffrey Dyck	43	President, Steel Manufacturing Business.
Donald Hamaker	54	President, Metals Recycling Business
Thomas D. Klauer, Jr.	52	President, Auto Parts Business
Richard C. Josephson	58	Vice President, General Counsel and Secretary
Vicki A. Piersall	45	Vice President and Corporate Controller

The business address and business telephone number of each director and executive officer are c/o Schnitzer Steel Industries, Inc., 3200 N.W. Yeon Ave., P.O. Box 10047, Portland, OR 97296-0047 and (503) 224-9900. Except for the directors and executive officers listed above, no person who could be deemed to be controlling the Company or ultimately in control of the Company holds any Eligible Options. For more detailed information regarding our directors and executive officers, you may consult the definitive Proxy Statement for our 2006 Annual Meeting of Shareholders filed with the SEC on December 27, 2005 and our amended Annual Report on Form 10-K filed with the SEC on August 30, 2006.

A-1

SCHEDULE B

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of ___________, 2006 (the “Award Date”) by and between Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), and ____________ , an employee of the Company or a parent or subsidiary of the Company (the “Recipient”), for the award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”).

The award of restricted stock units to the Recipient is made pursuant to Section 8 of the Company’s 1993 Stock Incentive Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.    Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan _________ restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a)     Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b)    Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  Subject to Sections 1(c), (d) and (e), the RSUs shall vest in equal annual installments over five years commencing on June 1, 2006 (the “Vesting Reference Date”) as follows:

% of RSUs Vested

First anniversary of the Vesting Reference Date	20%
Second anniversary of the Vesting Reference Date	40%
Third anniversary of the Vesting Reference Date	60%
Fourth anniversary of the Vesting Reference Date	80%
Fifth anniversary of the Vesting Reference Date	100%

(c)    Acceleration on Death, Total Disability or Retirement. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death, total disability or retirement, all outstanding but unvested RSUs shall become immediately vested. The term “total disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Recipient to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company. The term “retirement” shall mean (i) normal retirement after reaching age 65, (ii) early retirement after reaching age 55 and completing 10 years of service, or (iii) early retirement after completing 30 years of service without regard to age.

(d)    Certain Transactions. Notwithstanding any provision in this Agreement, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:

(i)    The Award shall remain in effect in accordance with its terms;

(ii)    All or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or

(iii)    The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Compensation Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.

(e)    Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company for any reason that does not result in acceleration of vesting pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(f)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(g)    No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the

Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.

(h)    Delivery Date for the Shares Underlying the RSU. As soon as practicable following a date on which any RSUs vest, the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(i)    Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Company shall be entitled to withhold from any delivery of Common Stock hereunder any income or other tax withholding obligations arising as a result of this Award, in amounts determined by the Company. To satisfy the required withholding amount, the Company shall withhold the number of shares of Common Stock having a Value equal to the required withholding amount, unless the Company, by written notice to the Recipient, gives the Recipient the option of paying, and the Recipient has paid, such amount in cash. For purposes of this Agreement, the “Value” of a share of Common Stock on any date shall be equal to the closing market price for the Common Stock on that date.

(j)    Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2.    Miscellaneous.

(a)    Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof and this Agreement may be amended only by written agreement between the Company and the Recipient.

(b)    Interpretation of the Plan and the Agreement. The Compensation Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.

(c)    Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(f)    Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Authorized Officer

Recipient